250 Putnam Asset Allocation Funds Growth Portfolio attachment
9/30/04 Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the period ended September 30, 2004, Putnam Management
has assumed $62,603 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.


72DD1 (000s omitted)

Class A	12,050
Class B	3,271
Class C	985

72DD2 (000s omitted)

Class M	496
Class R	--
Class Y	9,760

73A1

Class A	0.195
Class B	0.131
Class C	0.127

73A2

Class M	0.149
Class R	0.201
Class Y	0.220

74U1 (000s omitted)

Class A	53,335
Class B	25,996
Class C	7,451

74U2 (000s omitted)

Class M	2,912
Class R	3
Class Y	41,784

74V1

Class A	10.26
Class B	10.06
Class C	9.92

74V2

Class M	10.09
Class R	10.21
Class Y	10.35



Other matters

In connection with a review of compliance procedures and controls, Putnam Management discovered that in early January 2001, certain Putnam employees had willfully circumvented controls in connection with the correction of operational errors with respect to a 401(k) clients investment in certain Putnam funds, which led to losses in the funds. Putnam made restitution of approximately $123,000 on February 27, 2004. Putnam has also made a number of personnel changes, including senior managers, and has implemented changes in procedures. Putnam has informed the SEC, the funds Trustees and independent auditors. The SEC is investigating this matter.